Exhibit 10.40

AMENDMENT #1 TO

QTS REALTY TRUST, INC.

2013 EQUITY INCENTIVE PLAN

1.	Section 2.19 of the QTS Realty Trust, Inc. 2013 Equity Incentive Plan (the “Plan”) is hereby amended to delete the paragraph that follows paragraph (b) in its entirety and replace it with the following new paragraph:

“Notwithstanding this Section 2.19 or Section 19.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 19.3, the Fair Market Value will be determined by the Company using any reasonable method, determined by the Company in good faith on such basis as it deems appropriate and applied consistently with respect to Grantees.”

2.	Except as set forth above, the terms of the Plan shall be unchanged.

QTS Realty Trust, Inc.

/s/ William H. Schafer
By: William H. Schafer
Title: CFO